Filed Pursuant to Rule 433
Dated November 20, 2007
Registration Nos. 333-106040; 333-143992

November 20, 2007

AMERICAN INTERNATIONAL GROUP, INC.

Floating Rate LIBOR Notes due November 27, 2047

Issuer:	American International Group, Inc.

Security:	Floating Rate Notes due November 27, 2047 (series AIG-FP)

CUSIP:	02687QDC9

Note Type:	Senior unsecured, SEC registered

Trade Date:	November 20, 2007

Settlement Date (T+4):	November 27, 2007

Maturity Date:	November 27, 2047

Aggregate Principal Amount Offered:	$35,433,000.00

Price to Public (Issue Price):	100%

Underwriting Discount (Gross Spread):	1.00%

All-in Price (Net of Underwriting Discount):	99.00%

Net Proceeds:	$35,078,670.00

Interest Rate:	Three-month LIBOR -- 0.25%

Interest Reset Period:	Quarterly

Interest Rate Reset:	2 London business days preceding each applicable Interest Reset Date

Interest Payment Dates:	February 27, May 27, August 27 and November 27, commencing on February 27, 2008

Interest Reset Date:	First day of each calculation period

Day Count:	Actual/360

Calculation Agent:	AIG Financial Products Corp.

Form:	DTC, Book-entry

Initial Interest Rate:	Reuters LIBOR01 - 0.25%, LIBOR to be determined as of 11:00am on November 23, 2007

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter; each owner of a beneficial interest in a Note will be required to hold such beneficial interest in a minimum principal amount of $1,000

Redemption:	The notes will be redeemable, in whole or in part, at the option of the Issuer, upon written notice of a minimum of 30 and a maximum of 60 calendar days, on each of the redemption dates and at the
corresponding redemption prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together with any accrued interest to the redemption date:

Redemption Date Redemption Price

November 27, 2037 .................. 105.00%
November 27, 2038 .................. 104.50%
November 27, 2039 .................. 104.00%
November 27, 2040 .................. 103.50%
November 27, 2041 .................. 103.00%
November 27, 2042 .................. 102.50%
November 27, 2043 .................. 102.00%
November 27, 2044 .................. 101.50%
November 27, 2045 .................. 101.00%
November 27, 2046 .................. 100.50%

Repayment:	The notes will be repayable, in whole or in part, at the option of the holder, upon written notice of a minimum of 30 and a maximum of 60 calendar days, on each of the repayment dates and at the corresponding repayment prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together with any accrued interest to the repayment date:
Redemption Date Redemption Price
November 27, 2008 ................... 97.50%
November 27, 2009 .................. 97.50%
November 27, 2010 ................... 97.75%
November 27, 2011 ................... 98.00%
November 27, 2012 .................. 98.00%
November 27, 2013 ................... 98.25%
November 27, 2014 ................... 98.50%
November 27, 2015 ................... 98.50%

November 27, 2016 ................... 98.75%
November 27, 2017 ................... 99.00%
November 27, 2018 ................... 99.00%
November 27, 2019 ................... 99.25%
November 27, 2020 ................... 99.50%
November 27, 2021 ................... 99.50%
November 27, 2022 ................... 99.75%
November 27, 2023 and each November 27 thereafter to, and including, maturity ... 100.000%

In the event that a date in the table above is not a business day, the repayment date will be the next succeeding business day

Business Day:	New York

ERISA Considerations:	The Notes may not be purchased or held by any employee benefit plan or other plan or account that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code (each, a “plan”), or by any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”), unless in each case the purchaser or holder is eligible for exemptive relief from the prohibited transaction rules of ERISA and Section 4975 of the Code under a prohibited transaction class exemption issued by the Department of Labor or another applicable statutory or administrative exemption. Each purchaser or holder of the Notes will be deemed to represent that either (1) it is not a plan or plan asset entity and is not purchasing the Notes on behalf of or with plan assets or (2) with respect to the purchase and holding, it is eligible for relief under a prohibited transaction class exemption or other applicable statutory or administrative exemption from the prohibited transaction rules of ERISA and Section 4975 of the Code.

Underwriters:	UBS Securities LLC ................... $30,933,000.00
Morgan Stanley & Co Inc. ......... $2,800,000.00
JP Morgan Securities Inc. .......... $1,700,000.00

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC collect at 212-821-3884, JP Morgan Securities Inc. collect at 212-834-4533, Morgan Stanley & Co Inc. collect at 866-718-1649